Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Bank of Hawaii Corporation 2015 Director Stock Compensation Plan of our reports dated February 24, 2015, with respect to the consolidated financial statements of Bank of Hawaii Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Bank of Hawaii Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Honolulu, Hawaii
April 20, 2015